As filed with the Securities and Exchange Commission on May 15, 2026

Registration No. 333-286707

Registration No. 333-257365

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-286707

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-257365

UNDER

THE SECURITIES ACT OF 1933

Marine Products Group, LLC

(as successor in interest to Marine Products Corporation)

(Exact name of registrant as specified in its charter)

Delaware	58-2572419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Cherokee Cove Drive

Vonore, Tennessee 37885

Telephone: (423) 884-2221 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:
100 Cherokee Cove Drive Vonore, Tennessee 37885	Keith Townsend Robert Leclerc Zack Davis King & Spalding LLP 1180 Peachtree Street, NE, Suite 1600 Atlanta, GA 30309-3521 (404) 572-4600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Marine Products Group, LLC, a Delaware limited liability company (“Marine Products Group”), as successor in interest to Marine Products Corporation, a Delaware corporation (“Marine Products”), is filing these post-effective amendments (these “Post-Effective Amendments”), which relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), filed by Marine Products, with the Securities and Exchange Commission:

•	Registration Statement File No. 333-286707 on Form S-3, filed on April 23, 2025, registering $150,000,000 of Marine Products’ common stock, preferred stock, depository shares, warrants, rights, purchase contracts, and units, and 24,414,029 shares of common stock offered by selling stockholders; and

•	Registration Statement File No. 333-257365 on Form S-3, filed on June 24, 2021, registering $150,000,000 of Marine Products’ common stock and 6,250,000 shares of common stock offered by selling stockholders;

Reference is made to the Agreement and Plan of Merger, dated as of February 5, 2026, by and among MasterCraft Boat Holdings, Inc. (“MasterCraft”), Titan Merger Sub 1, Inc., a direct wholly owned subsidiary of MasterCraft (“Merger Sub I”), Titan Merger Sub 2, LLC, a direct wholly owned subsidiary of MasterCraft (“Merger Sub II”), and Marine Products (the “Merger Agreement”).

On May 15, 2026, pursuant to the Merger Agreement, Merger Sub I merged with and into Marine Products (the “First Merger”), with Marine Products surviving the First Merger as a direct wholly owned subsidiary of MasterCraft, and (ii) immediately following the First Merger, Marine Products merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of MasterCraft. At the effective time of the Second Merger, Merger Sub II was renamed “Marine Products Group, LLC”.

In connection with the consummation of the Mergers, Marine Products Group has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by Marine Products in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, Marine Products Group hereby removes from registration by means of these Post-Effective Amendments all such securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities and Marine Products Group hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Vonore, Tennessee, on this 15th day of May, 2026.

Marine Products Group, LLC
Successor in interest to Marine Products Corporation

By:	/s/ W. Scott Kent
Name: W. Scott Kent
Title: Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.